UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 26, 2019

ZIOPHARM Oncology, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33038	84-1475642
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One First Avenue, Parris Building 34, Navy Yard Plaza Boston, Massachusetts		02129
(Address of Principal Executive Offices)		(Zip Code)

(617) 259-1970

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ZIOP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b-2).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 26, 2019, Ziopharm Oncology, Inc. (the “Company”) entered into a securities issuance agreement (the “Securities Agreement”) with certain institutional and accredited investors (collectively, the “Investors”) who are also holders of warrants to purchase the Company’s common stock that were issued in November 2018 (the “Existing Warrants”), pursuant to which (i) the Investors agreed to exercise their Existing Warrants for an aggregate of 15,015,152 shares of common stock, at an exercise price of $3.01 per share and (ii) the Company agreed to issue to the Investors new warrants to purchase 15,015,152 additional shares of the Company’s common stock, at an exercise price of $7.00 per share, for gross proceeds to the Company of approximately $45 million (collectively referred to as the “Private Placement”). The Private Placement is expected to close within two business days of the satisfaction of the conditions set forth in the Securities Agreement.

The New Warrants issued to the Investors on the closing date of the Private Placement will become exercisable on the date that is six months following the date of issuance and will have a term of five years from the date of issuance. The New Warrants may be exercised by cashless exercise or by payment of cash, subject to adjustment therein. Subject to limited exceptions, a New Warrant holder will not have the right to exercise any portion of its New Warrants if the New Warrant holder, together with its affiliates, would beneficially own in excess of 9.99% of the number of shares of common stock outstanding immediately after giving effect to such exercise (the “Beneficial Ownership Limitation”); provided, however, that upon 61 days’ prior notice to the Company, the New Warrant holder may increase, decrease or terminate the Beneficial Ownership Limitation. The Securities Agreement also contains representations, warranties, indemnification and other provisions customary for transactions of this nature.

The securities issued by the Company pursuant to the Securities Agreement and to be issued upon exercise of the New Warrants have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company is relying on the private placement exemption from registration provided by Section 4(a)(2) of the Securities Act and by Rule 506 of Regulation D, promulgated thereunder and on similar exemptions under applicable state laws. The Company will file a Form D with the Securities and Exchange Commission (the “SEC”) in accordance with the requirements of Regulation D.

Registration Rights Agreement

In connection with the Private Placement, the Company also entered into a registration rights agreement, dated July 26, 2019 (the “Registration Rights Agreement”) with the Investors. Pursuant to the terms of the Registration Rights Agreement, the Company has agreed to prepare and file a registration statement (the “Registration Statement”) with the SEC within 60 business days after the closing of the Private Placement for the purposes of registering the resale of the common stock underlying the New Warrants. The Company has also agreed, among other things, to pay all fees and expenses (excluding any legal fees of the selling holder(s), and any underwriting discounts and selling commissions) incident to the Company’s obligations under the Registration Rights Agreement.

Placement Agency Agreement

Raymond James & Associates, Inc. (the “Placement Agent”) acted as placement agent in connection with the Private Placement. Pursuant to the terms of a Placement Agency Agreement, dated July 26, 2019, between the Company and the Placement Agent (the “Placement Agency Agreement”), upon the closing of the Private Placement, the Company has agreed to pay the Placement Agent a cash fee equal to $1,000,000 plus the reimbursement of certain expenses with respect to the Private Placement. The Placement Agency Agreement contains customary representations, warranties, and indemnification of the Placement Agent by the Company.

The foregoing descriptions of the Securities Agreement, the Registration Rights Agreement, the Placement Agency Agreement and the New Warrants do not purport to be complete and are qualified in their entirety by reference to the full texts of the form of Securities Agreement, the form of Registration Rights Agreement, the Placement Agency Agreement and the form of New Warrant, which are filed as Exhibits 10.1, 10.2, 10.3 and 4.1, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 8.01	Other Events.

On July 29, 2019, the Company issued a press release announcing the Private Placement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Form of New Warrant to Purchase Common Stock.

10.1	Form of Securities Issuance Agreement.

10.2	Form of Registration Rights Agreement.

10.3	Placement Agency Agreement, dated July 26, 2019, by and among Ziopharm Oncology, Inc. and Raymond James & Associates, Inc.

99.1	Press Release of Ziopharm Oncology, Inc. dated July 29, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIOPHARM ONCOLOGY, INC.

Date: August 1, 2019	By:	/s/ Robert Hadfield
Name: Robert Hadfield
Title: General Counsel and Secretary